Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units(2)(3)(4)	$17,250,000	$1,599.08
Common Stock, par value $0.0001 per share, included in the units(5)	–	–
Warrants included in the units(5)	–	–
Common Stock, par value $0.0001 per share, underlying the warrants included in the units(4)	$17,250,000	$1,599.08
Representative’s Warrants(6)	–	–
Common Stock Underlying Representative’s Warrants(4)(6)	$1,078,126	$99.94
TOTAL	$35,578,134	$3,298.09

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price per share equal to 125% of the unit offering price.
(3)	Includes shares of common stock and/or warrants to purchase shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.
(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.
(5)	Included in the price of the units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(6)	We have agreed to issue to the representative of the underwriter warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The representative’s warrants are exercisable for a price per share equal to 125% of the public offering price and are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months after the date of issuance. This registration statement also covers shares of common stock issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $1,078,125, which is equal to 125% of $862,500 (5% of $17,250,000). See “Underwriting.”